UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2022

BM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38633	82-3410369
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 King of Prussia Road, Suite 350

Wayne, PA 19087

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (877) 327-9515

  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BMTX	NYSE American LLC
Warrants to purchase Common Stock	BMTX.W	NYSE American LLC

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Auditor Report or Completed Interim Review.

(a)	Corrections to Previously Issued Financial Statements

In connection with its January 4, 2021 divestiture of BM Technologies, Inc. (the “Company”), Customers Bank, the Company’s former parent, granted certain of the merger consideration shares of the Company it received to certain employees and executives of the Company as severance. Previously, this award was reported in Company filings, but the associated expense was not recognized in the Company’s stand-alone financial statements because it was taken as an expense by Customers Bank, which made the award.

In connection with the preparation of its consolidated financial statements for the year ended December 31, 2021, the Company determined that based on the application of U.S. generally accepted accounting principles, the non-cash share-based compensation expense related to these awards, with a grant date fair value of $19.6 million, should be recorded in the Company’s stand-alone financial statements with the expense recognized straight-line over the two-year post-grant vesting period ending January 3, 2023, net of any forfeitures.

On March 25, 2022, the Audit Committee of the Board of Directors of the Company, concluded that the Company’s previously issued unaudited consolidated financial statements for the periods ended March 31, 2021, June 30, 2021, and September 30, 2021 (collectively, the “Non-Reliance Periods”), as reported in the Company’s Quarterly Reports on Form 10-Q filed on May 24, 2021, August 16, 2021, and November 15, 2021, respectively, should no longer be relied upon, and are to be restated to reflect the share-based compensation expense for the severance awards granted by our former parent. Similarly, any previously furnished or filed reports, related earnings releases, investor presentations, or similar communications of the Company describing the Company's financial results for the Non-Reliance Periods should no longer be relied upon. The restatement will increase the Company’s previously reported share-based compensation expense for the nine months ending September 30, 2021 by $7.1 million with a corresponding increase to additional paid-in capital.

The correction of the Company’s previously reported share-based compensation expense in its quarterly reports on Form 10-Q for 2021 will have no effect on the Company’s previously reported revenues, Core EBITDA, total cash balance, total assets, total liabilities, total equity, net working capital, net cash flows from operating activities, investing activities, or financing activities.[1] Similarly, this correction has no impact on the Company’s operations or its underlying business fundamentals.

The Company has not filed, and does not intend to file, an amendment to the Company’s previously filed Quarterly Reports on Form 10-Q for the Non-Reliance Periods, but will restate its unaudited consolidated financial statements for the Non-Reliance Periods to reflect the corrected share-based compensation expense within the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which the Company will file as soon as practicable following this Form 8-K filing. With respect to the Non-Reliance Periods, investors and others should rely only on the financial information and other disclosures regarding those periods when restated, to be disclosed in the Company’s 2021 Form 10-K and in the Company’s future filings with the SEC.

[1] Core EBITDA is a non-GAAP measure, which the Company defines as GAAP net income adjusted to exclude depreciation and amortization, interest, taxes, non-cash equity compensation, fair value adjustments on its private warrant liability, and any non-core items such as merger costs.

In connection with the restatement, the Company’s management has concluded that a material weakness existed in the Company’s internal control over financial reporting solely with respect to the technical accounting application of FASB ASC 718, Stock Compensation, as required under U.S. generally accepted accounting principles, to this unique, one-time grant of share-based compensation made by our former parent as severance to certain employees and executives of the Company in connection with the January 4, 2021 divestiture. As a result, the Company’s disclosure controls and procedures were not effective at the reasonable assurance level as of December 31, 2021, and the Company’s management has concluded that its internal control over financial reporting was not effective as of December 31, 2021.

In first quarter 2022, the Company’s management developed a remediation plan for the identified material weakness which included a comprehensive analysis of its accounting policies associated with non-cash share-based compensation awards and enhancement of its share-based compensation accounting policy and procedures specifically to address the analysis of unique one-time awards, such as the January 4, 2021 award described above. Management expects these efforts to remediate the identified material weakness and strengthen its internal control over financial reporting. As management continues to evaluate and enhance its internal control over financial reporting, it may determine that additional measures are required to address control deficiencies, strengthen internal control over financial reporting, or it may determine to modify the remediation plan described above. The Company’s remediation efforts will be further described in its 2021 Form 10-K.

The Company’s management and Audit Committee have discussed the matters disclosed in this Item 4.02 with the Company’s independent registered public accounting firm BDO USA LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BM Technologies, Inc.

Dated: March 31, 2022	By:	/s/ Bob Ramsey
Bob Ramsey
Chief Financial Officer